Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact:

Kirstie Burden, Overstock.com, Inc.

+1 (801) 947-3116

kirstie@overstock.com

Investor Contact:

Mark Harden, Overstock.com, Inc.

+1 (801) 947-5409

mharden@overstock.com

Overstock.com Promotes Brian Popelka to Senior Vice President, Customer and Partner Care

Seasoned vice president takes on expanded responsibilities

SALT LAKE CITY — June 10, 2013 - (NASDAQ: OSTK) - Overstock.com, Inc. has promoted Brian Popelka to the position of senior vice president, Customer and Partner Care.  Formerly vice president, Customer Care, Popelka has been responsible for the strategic direction and operational effectiveness of Customer Care.  Under his direction, that department has repeatedly ranked in the top four of the former NRF Foundation/American Express Customer Choice Awards and earned the Gartner Gold Award and the 2011 Stevie Award for customer care.

Popelka’s new position will include his previous duties as well as all relations with the company’s drop-ship fulfillment partners.

“Brian can be credited with many of Overstock.com’s successes through the years,” said Overstock.com Chairman and CEO Patrick M. Byrne.  “This recognition is well-deserved and long overdue.”

Since joining Overstock.com in 2002, Popelka has held several positions including the director of the Books, Media, Movies and Games Department, and was manager of the Business-to-Business Department.  He developed a media channel, travel site and auto sales site.

Popelka holds a bachelor’s degree in Journalism, Broadcasting, Film and History from the University of Nebraska in Lincoln.

About Overstock.com

Overstock.com (NASDAQ: OSTK) is an online discount retailer based in Salt Lake City, Utah that sells a broad range of products including furniture, rugs, bedding, electronics, clothing, jewelry and cars.  Worldstock.com, a fair trade department dedicated to selling artisan-crafted products from around the world offers additional unique items.  Main Street Revolution supports small businesses across the United States by providing them a national customer base.  The Nielsen State of the Media: Consumer Usage Report placed Overstock.com among the top five most visited mass merchandiser websites in 2011.  The NRF Foundation/American Express 2011 Customer Choice Awards ranked Overstock.com #4 in customer service among all U.S. retailers.  Overstock.com sells internationally under the name O.co.  Overstock.com (http://www.overstock.com and http://www.o.co) regularly posts information about the company and other related matters under Investor Relations on its website.

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Overstock.com®, O.co®, Worldstock Fair Trade® and Club O Rewards® are registered trademarks of Overstock.com, Inc.  O.info™, Club O™, Club O Dollars™ and Your Savings Engine™ are trademarks of Overstock.com, Inc.